Executed in 6 Parts
                                             Counterpart No. (   )



                             NATIONAL EQUITY TRUST
                       FORBES FORTY INDEX TRUST SERIES 6
                           REFERENCE TRUST AGREEMENT



     This Reference Trust Agreement dated ________, 2001 among Prudential Securities Incorporated, as Depositor and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "National Equity Trust, Trust Indenture and Agreement" (the "Basic Agreement") dated February 2, 2000. Such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument (the "Indenture").


                                WITNESSETH THAT:


     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows: Part I.

                     STANDARD TERMS AND CONDITIONS OF TRUST


     Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

A. Article III, entitled "Administration of Trust," shall be amended as follows:

        (i) Section 3.14 Deferred Sales Charge shall be amended to add the following sentences at the end thereof:

             "References to Deferred Sales Charge in this Trust Indenture and Agreement shall include any Creation and Development Fee indicated in the prospectus for a Trust. The Creation and Development Fee shall be payable on each date so designated and in an amount determined as specified in the prospectus for a Trust."

                                    Part II.

                     SPECIAL TERMS AND CONDITIONS OF TRUST


     The following special terms and conditions are hereby agreed to:

A. The Trust is denominated National Equity Trust, Forbes Forty Index Trust Series 6.

B.   The Units of the Trust shall be subject to a deferred sales charge.

C. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in Trust under this Indenture as of the date hereof.

D.   The term "Depositor" shall mean Prudential Securities Incorporated.

E.   The aggregate number of Units referred to in Sections 2.03 and 9.01 of the
      Basic Agreement is          as of the date hereof.

F.   A Unit of the Trust is hereby declared initially equal to 1/     th of the
     Trust.

G.   The term "First Settlement Date" shall mean                        , 2001.

H. The terms "Computation Day" and "Record Date" shall be on such dates as the Sponsor shall direct.

I. The term "Distribution Date" shall be on such dates as the Sponsor shall direct.

J.   The term "Termination Date" shall mean          , 2002.

K.   The Trustee's Annual Fee shall be $      (per 1,000 Units) for 49,999,999
     and below units outstanding $ (per 1,000 Units) on the next 50,000,000 Units, $ (per 1,000 Units) on the next 100,000,000 Units and $ (per 1,000 Units) on Units in excess of 200,000,000 Units. In calculating the Trustee's annual fee, the fee applicable to the number of units outstanding shall apply to all units outstanding.

L.   The Depositor's Portfolio supervisory service fee shall be $     per 1,000
     Units.



               [Signatures and acknowledgments on separate pages]